Exhibit 10.23

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

PHILIPS INFORMATION TECHNOLOGY CONSULTANCY AGREEMENT

This Agreement is entered into on this 1st day of October, 2007 (the “Commencement Date”), by and between: Philips Electronics North America Corporation, having its principal address at 1251 Avenue of the Americas, New York, NY 10020-1104 (“PENAC”) and HSS Consultancy, LLC, having its principal address at 405 North Reo Street, Suite 300, Tampa, Florida 33609 (“Consultant”). PENAC and Consultant are hereinafter also referred to individually as “Party” and collectively as “Parties.”

WHEREAS:

A. Philips Medical Systems North America Company (“PMSNA”), a division of PENAC, operates a Service Innovations Group (“SIG”) at offices located at 489 Fifth Avenue, New York, New York;

B. [***];

C. PMSNA desires to transfer the projects, operations and responsibilities currently carried out by SIG to Consultant and desires to facilitate the hiring by Consultant of those mutually agreed upon employees currently employed by PMSNA in SIG (each, a “Hired Employee” and collectively, the “Hired Employees”);

D.  Consultant desires, subject to the terms and conditions stated herein, to render the Services set forth herein and to engage the Hired Employees;

E. Philips and Consultant wish to establish the terms of a business relationship in which Consultant will perform on behalf of Philips, among such other services as the Parties may agree, the services formerly provided by SIG; and

F. All such services will be provided to Philips pursuant to the Pricing Structure in Annex 1 and the Statement of Work (the “SOW”) and Purchase Orders agreed to by the Parties and attached hereto as Annex 2.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

Article 1 - Definitions

The following terms shall have the meaning assigned to them hereunder:

[***] Confidential Treatment Requested

1.01  “Agreement” shall mean this Philips Information Technology Consultancy Agreement, including any and all schedules and annexes attached hereto.

1.02 “Acceptance Procedure” shall mean the test procedure specified in Annex 3 hereto, which Annex 3 may be updated by PENAC from time to time, used to determine whether Deliverables are in conformance with agreed requirements and specifications as agreed between the Parties in the Purchase Orders.

1.03  “Affiliate” shall mean any and all companies, firms and legal entities with respect to which now or hereafter a Party directly or indirectly holds fifty percent (50%) or more of the nominal value of the issued share capital; or fifty percent (50%) or more of the voting power at general meetings; or has the power to appoint a majority of directors or otherwise to direct the activities of such company, firm, or person.

1.04 “Consultant’s Personnel” shall mean Consultant’s employees, agents, representatives, and subcontractors performing Services hereunder.

1.05  “Deliverables” shall mean those milestones and deliverables produced in a Project as set out in a Purchase Order or an Additional Purchase Order.

1.06 “Participants” shall mean any and all companies, firms and legal entities with respect to which now or hereafter Koninklijke Philips Electronics N.V. directly or indirectly holds fifty percent (50%) or more of the nominal value of the issued share capital; or fifty percent (50%) or more of the voting power at general meetings; or has the power to appoint a majority of directors or otherwise to direct the activities of such company, firm, or person.

1.07 “Party” or “Parties” shall mean Consultant on the one hand and PENAC, Philips and their Participants on the other hand.

1.08 “Project” shall mean the agreed Services as specified in Annex 1, the SOW, or a Purchase Order or Additional Purchase Order for a specific project.

1.09 “Purchase Order” shall mean a purchase order for Services issued by Philips to Consultant and incorporating the terms and conditions of this Agreement by reference which are attached hereto as Annex 2.

1.10  “Philips” shall mean PENAC or Participants, as the case may be, that issues the applicable Purchase Orders.

1.11  “Services” shall mean the professional services described in the Annex 1, the SOW and Purchase Orders issued therewith and under additional purchase orders (“Additional Purchase Orders”) issued subsequent to the execution of this Agreement to be rendered hereunder by Consultant, which include but are not limited to software services and information technology consultancy including project management for information technology and information technology related subjects.

Article 2 - Services

2.01 Upon and subject to the terms and conditions of this Agreement, Philips hereby appoints Consultant, as its contractor, to perform the Services.

2.02 Consultant hereby accepts, subject to the terms and conditions of this Agreement, such appointment and agrees to perform the Services.

2.03 Any and all Purchase Orders and Additional Purchase Orders shall be governed by the terms and conditions of this Agreement, the SOW and the terms and conditions set forth therein. Unless expressly agreed to in writing by Philips, any terms and conditions that are set forth in any order confirmation or other documents of Consultant are hereby objected to and expressly rejected.

2.04 The Services shall be specified per Project in Annex 1, the SOW, and Purchase Orders or Additional Purchase Orders, which, in the case of Additional Purchase Orders, in order to be valid shall be confirmed in writing by Consultant within two (2) weeks (or such other timeframe as may be reasonably established by Purchase Order) after receipt of such Purchase Order. The Purchase Order shall include, to the extent applicable, the following:

*	Reference to this Agreement;
*	A specification of the objectives of the Project;
*	A specification of the Services to be performed;
*	A detailed description of Deliverables;
*	Time schedule for the Project;
*	Milestones;
*	Reporting parameters and frequency;
*	The manpower, resources and other services or facilities to be made available to Philips and Participants;
*	The professional level and capacity of Consultant’s Personnel to be assigned to the applicable Project or performing the Services;
*	Consideration, payment terms, and expense reimbursement;
*	Resumes of all Consultant’s Personnel to be assigned to the Project;
*	Qualifications and client references which may be called upon by Philips;
*	Any other pertinent requirements; and
*	Location where Services are to be performed.

2.05 Consultant shall perform the Services, at its discretion, either at Philips’ premises or at the Consultant’s offices unless otherwise agreed to in writing.

Article 3 - Performance of Services

3.01 Consultant shall deliver to Philips the Deliverables in accordance with the specifications set forth in the applicable Purchase Order.

3.02 Deliverables will be accepted only after the Acceptance Procedure in Annex 3 has been successfully completed. Unless otherwise specified in the Purchase Order or Additional Purchase Order, Philips or Participant shall perform the Acceptance Procedure within thirty (30) days following delivery of any Deliverable. In the event the Acceptance Procedure has not been executed within such thirty (30) day period (or such other period as specified in the Purchase Order), the Deliverables shall be deemed accepted at the earlier of: (i) when they are first used by Philips; or (ii) the end of such thirty (30) day period.

3.03 In the event that Deliverables are not provided in accordance with Articles 3.01 and 3.02 above, Philips will within forty-five (45) days after the Consultant’s delivery of the Deliverables, inform Consultant in writing of any material failure to adequately provide the Deliverables and Consultant will, at its own expense, carry out the necessary corrections, additions, and modifications reasonably requested by Philips in writing within thirty (30) days after such notification.

3.04 Consultant warrants that any software developed under any Purchase Order shall function fully in accordance with the specifications thereof for a period of one (1) year after acceptance thereof in accordance with Article 3.02 above.

3.05 Consultant shall promptly advise Philips of any event ("Delaying Event") which may result in the Consultant being unable to satisfactorily deliver the Deliverables as set out in the time schedule specified in Annex 1, the SOW, and the Purchase Order. If the Delaying Event is within Philips' control, Philips shall promptly take all reasonable steps to remove or overcome the Delaying Event. For a Delaying Event within Philips’ control, the time in which the Consultant must complete the Project will be extended for the period in which such Delaying Event affects the Consultant. If the Delaying Event is not within the control of Philips and is expected to or does in fact, continue for an extended period of time as reasonably determined by the Parties hereto, the Parties will work together in good faith to resolve the issues arising from the Delaying Event with respect to the Deliverables to be provided under this Agreement.

3.06 Ownership of Deliverables shall pass to Philips upon delivery of such Deliverable and acceptance thereof.

3.07 Consultant represents and warrants that:

(i)  It will commence work promptly and all Services shall be performed in a timely and professional manner, in accordance with the highest standards of the industry;

(ii)  It, with the Hired Employees as described in Article 6, has the required personnel, skills, and knowledge to render the Services;

(iii)  It has no outstanding agreement or obligation that are in conflict with any of the provisions of any Purchase Order, or that would preclude Consultant from complying with the provisions thereof, during the term of any Purchase Order; and

(iv)  All Services performed for Philips shall be in accordance with all applicable laws or regulations. No illegal, improper, or unethical payment or other activities shall be made or undertaken by Consultant in connection with Services to be performed. Consultant shall receive no payment, credit, or other financial benefit from any subcontractor or third party rendering Services.

(v) Without prejudice to any other warranty contained herein, Consultant warrants that the Services performed hereunder shall be performed in accordance with all applicable laws and regulations and the general information technology industry standards of good workmanship and any specifications or requirements expressly noted in the applicable Purchase Order.

Article 4 -Term

4.01 The term of this Agreement will commence on the Commencement Date and will, unless sooner terminated in accordance with the provisions hereof, end on December 31, 2009 (the “Base Term”).

4.02 The Base Term of this Agreement shall automatically be extended for successive periods of one year each; provided, that the Base Term of this Agreement shall not be extended under this Article 4.02 if either Party shall have delivered, not later than one hundred twenty (120) days prior to the then scheduled expiration date, written notice to the other Party of its election not to have the Base Term of Services to be provided under this Agreement automatically extended pursuant to this Article 4.02.

Article 5 - Consideration, Payment Terms, Expenses

5.01 All consideration, fees, payment terms and expense reimbursement relating to the services shall be set forth in the attached Purchase Orders and the pricing structure set forth in Annex 1 hereto.

5.02 All consideration, fees, payment terms and expense reimbursement relating to Additional Purchase Orders shall be set forth in such Additional Purchase Orders.

5.03 The Services shall be performed by Consultant as an independent contractor and not as an agent or employee of Philips, the Parties hereto expressly agree that Consultant and its employees are not, and will not be construed hereunder to be, employees or agents of Philips. Consultant shall be responsible for all withholding, unemployment, social security, unemployment insurance taxes and any other employment or payroll taxes or levies for its employees who are engaged in the performance of the Services. Consultant acknowledges that Philips shall have no obligation to Consultant or its employees or subcontractors in this regard, and Consultant shall indemnify and hold harmless Philips with respect to any such liability. Philips shall be responsible for all customs, duties, value-added, sales, and use taxes that government agencies may assess, impose, or levy with respect to the use of the Deliverables under this Agreement, other than taxes based on Consultant’s net income.

Article 6 - Hired Employees

  6.01 Philips hereby acknowledges that a material inducement for Consultant to engage the Hired Employees which have been mutually agreed to between the two parties is the execution of this Agreement and the Annexes hereto including the issuance of the SOW and the Purchase Orders.

6.02 Philips agrees to provide consultant with the names of the Hired Employees, together with their current salaries, years of service, unused vacation days, current benefit plans, and outstanding tuition reimbursement assistance amounts.

6.03 Consultant shall offer to employ as of the date of this Agreement all the Hired Employees in the same or comparable positions, and at the same or comparable base pay as was in effect immediately prior to the date hereof. Hired Employees shall begin employment with Consultant on the dates established by the Parties and Hired Employees (the “Hire Date”). During the Term of this Agreement, Consultant shall not reduce the base salary of any Hired Employee, as established on the day before the Hire Date during the twelve (12) month period following the Hire Date. Notwithstanding the foregoing, in the event a Hired Employee does not accept employment with the Consultant the Consultant shall not have any liability to such Hired Employee under this Article 6. In addition to the foregoing, in the event a Hired Employee terminates his/her employment with the Consultant during the twelve (12) month period following the Hire Date, Philips will reimburse Consultant for the amounts of severance that such employee would have been entitled to had they terminated their employment with Philips on the Hire Date.

6.04 On and after the applicable Hire Date, Consultant shall recognize the service of each Hired Employee that was recognized by Philips before the Hire Date for purposes of determining vacation, for vesting and immediate participation in the short term and long term disability benefits and for access to Consultant’s group medical benefit rates.

6.05  On and after each Hire Date, the subject Hired Employee shall not accrue benefits under or remain covered under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Philips or any of its Affiliates, except as required by law or under Philips or its Affiliates policies. Philips or its Affiliates, as applicable, shall retain all liabilities and obligations with respect to employees of Philips or its Affiliates who are not Hired Employees.

6.06  Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Hired Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to a Hired Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Hired Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

6.07 Hired Employee Savings Plan and Welfare Benefit Matters.

(i) Savings Plans.

(1)  Hired Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Philips Savings Plans on and after the applicable Hire Date.

(2)  Philips or its Affiliates shall make all required matching contributions with respect to the Hired Employees’ contributions to the Philips Savings Plans that are (i) eligible for matching and (ii) made before the applicable Hire Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Philips Savings Plans with respect to contributions made at the same time as the Hired Employees’ contributions.

(3) Nothing herein requires Consultant to assume the Philips Savings Plan or the duties and obligation of Philips thereunder.

(ii) Welfare Benefits.

(1) Each Hired Employee shall be eligible as of his or her Hire Date for participation in all Consultant benefit plans that are welfare benefit plans, including medical, dental, vision, prescription drug, life and supplemental life insurance, short-term and long-term disability, accidental death and disability, long-term care insurance and work and family benefits (collectively the “Consultant Benefit Plans”). Subject to Consultant’s existing healthcare policy, reasonable policy costs and applicable law, Consultant shall make available to each Hired Employee healthcare coverage so that on his or her Hire Date, the Hired Employee and his or her dependents, as defined by the Consultant Benefit Plans, are eligible to be covered by such Consultant healthcare plans, and all exclusionary provisions, waiting periods, proof of insurability requirements and pre-existing condition limitations in respect of conditions and services covered by the Consultant healthcare plan shall be waived with respect to each Hired Employee and covered dependents. The foregoing waiver with respect to proof of insurability shall not apply to supplemental group universal life coverage.

All out-of-pocket maximum expenditures and deductible expenses incurred by each Hired Employee in the 2007 plan year under Philips healthcare plans up to his or her Hire Date shall be credited as out-of-pocket maximums and deductible expenses under similar Consultant Benefit Plans as of his or her Hire Date. This Agreement does not impose any requirement on Consultant to provide post-retirement medical or other post-retirement welfare plan coverage to any Hired Employee, except to the extent required under the continuation of coverage provisions of Section 4980B of the Code and COBRA.

(2) Philips, Consultant, their respective Affiliates, and the Philips Welfare Plans and the Consultant Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Philips Welfare Plans or the Consultant Welfare Plans, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by the other as necessary or appropriate to the disposition, settlement, or defense of such claims.

(3) Beginning on the Hire Date with respect to each Hired Employee and continuing for a period of at least one (1) year thereafter, Consultant will provide severance benefits using the Philips formula and years of service, so that each Hired Employee will receive upon termination of employment with Consultant the amount he/she would have received if they had been terminated by Philips. Consultant shall recognize the service of each Hired Employee with Philips and its Affiliates for eligibility and benefit determinations under any applicable Consultant severance or separation pay policy or plan for the one (1) year period. In the event that Philips terminates this Agreement, without cause, at any time prior to the first anniversary of the date hereof, in addition to any other remedies at law or in equity Consultant may have, Philips will reimburse Consultant for the amounts paid or to be paid by Consultant to Hired Employees, including all severance payment obligations, pursuant to this section prior to, and as a result of, such termination.

(4) Philips hereby agrees to compensate each of the Hired Employees for any accrued unused vacation time earned prior to the Hire Date in accordance with the vacation policies of Philips or its Affiliates.

6.08  On or after the date hereof, Consultant shall pay the Hired Employees in accordance with Philips Tuition Reimbursement Plan as in existence at the time of the execution of this Agreement with respect to any approved tuition reimbursement assistance request for any course which was not completed by the Hired Employee but approved prior to the date hereof in accordance with Philips’s tuition reimbursement plan.

6.09  Employee Rights.

(i) Nothing herein expressed or implied shall confer upon any employee of Philips or its Affiliates, or Consultant, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(ii) Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

6.10  On and after the Hire Date, Consultant shall be responsible with respect to Hired Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”) and any other similar applicable law, regulation or rule, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Hired Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

Article 7 - Confidentiality

7.01 Subject to the provisions of Section 7.11 below, Consultant shall receive and hold in complete confidence all information which is obtained from Philips directly or indirectly pursuant to any Purchase Orders or Additional Purchase Orders or request for proposals including the contents and substance of same (the "Confidential Information"). Consultant shall take such steps as may be necessary to prevent disclosure of the Confidential Information to others. The obligations of confidentiality shall not apply to information which (a) is within the public domain at the time of disclosure or later becomes part of the public domain through no fault of Consultant; (b) was known to Consultant prior to disclosure by Philips as may be proven by written records of Consultant; or (c) is disclosed to Consultant by a third party who did not obtain such information, directly or indirectly, from Philips.

7.02 Consultant will not use any of the Confidential Information, except as necessary for the proper execution of Purchase Orders or Additional Purchase Orders, it being understood that the Confidential Information may be communicated in confidence within Consultant’s organization only on a need-to-know-basis and to the extent necessary to perform the Services under the Purchase Order or Additional Purchase Orders and only to those persons having a need to know such information for the proper execution of such Purchase Order or Additional Purchase Orders.

7.03 Consultant warrants that Consultant’s Personnel will be bound by the same (confidentiality) obligations agreed upon in this Article 7, and that Consultant’s Personnel shall execute the Mutual Non-Disclosure Agreement set forth in the attached Annex 4.

7.04 Consultant further warrants that the Confidential Information shall be kept in secure places, under strict access and use restrictions.

7.05 Consultant shall return all tangible Confidential Information that has been received hereunder including all copies made thereof promptly upon request by Philips except for any Confidential Information required for execution of a Purchase Order.

7.06  In protecting Confidential Information, Consultant shall take all necessary precautions and the Confidential Information will be treated in the same manner and with the same degree of care as Consultant applies with respect to its own confidential information, but not less than reasonable care.

7.07 The provisions of this Article 7 shall remain in full force and effect during the term of the Purchase Order and for a period of three (3) years after expiration or termination thereof (“Confidentiality Period”).

7.08  Subject to Article 7.10 below, Consultant shall not use Philips’ name or logo or any adaptation thereof, for any advertising, trade press releases or other purpose without Philips’ prior written consent, which consent may be granted or withheld at Philips sole discretion. Consultant shall not give interviews to the media or publish any articles both in connection with the Services performed hereunder or in connection with activities of Philips, unless Consultant has obtained the prior written approval for such interview and/or publication from Philips.

7.09 Within three (3) months after the expiration or termination of this Agreement or a Purchase Order, Consultant shall return or destroy all remaining tangible and intangible Confidential Information in its possession.

7.10 Notwithstanding the foregoing, the Parties acknowledge that Consultant is a wholly-owned subsidiary of a reporting company under the Securities and Exchange Act of 1934, as amended (the “1934 Act”), and as such has certain reporting obligations pursuant to the 1934 Act. Accordingly, nothing in this Article 7 shall prevent or prohibit Consultant from meeting its legally binding reporting requirements regarding this Agreement or the Services provided thereunder, including the filing of appropriate documents with the Securities and Exchange Commission (“SEC filings”) and the making of appropriate press releases or announcements related thereto (“Press Releases”) that includes the name of “Philips” therein, if legally required to do so; provided however Phillips shall have the right to review and comment on the SEC Filings and Press Releases.

7.11 Notwithstanding the foregoing, each Party understands that the other Party may develop systems, software, components and/or other items (“Products”) similar or related in functionality to the other Party’s Products, provided that the requirements of this Article 7 are observed. Each Party agrees that inclusion or embodiment of ideas, concepts and techniques in Confidential Information furnished by the other Party hereunder shall not preclude the first Party’s independent development of Products or generic requirements containing or embodying similar ideas, concepts and techniques. Access to the disclosing Party’s Confidential Information hereunder shall not preclude an individual employee of the receiving Party who has seen such Confidential Information for the purposes of this Agreement from working on future projects that relate to similar subject matters, provided that such individual employee does not make reference to the Confidential Information and does not copy the Confidential Information during the Confidentiality Period or refer to notes made as a result of access to such Confidential Information. Furthermore, nothing contained herein shall be construed as preventing employees of either Party who had access to Confidential Information from using that information retained as a part of their general skill, knowledge, talent and expertise.

Article 8 - Intellectual Property Rights

8.01 All intellectual and/or industrial property rights contained in Deliverables, except for rights that are owned by or licensed to Consultant prior to the date of the relevant Purchase Order (“Pre-existing Works”), shall be considered a work made for hire and shall exclusively vest in Philips, and Consultant hereby irrevocably and unconditionally assigns and agrees to assign any and all such rights to Philips or to cause such rights to be assigned to Philips.

8.02 Upon Philips' request, Consultant agrees to render full assistance and co-operation to Philips for the purpose of obtaining and enjoying such rights.

8.03 To the extent that any Pre-existing Works form part of any of the Deliverables, Consultant shall provide written notice to Philips of such Pre-existing Works and grant to Philips a royalty-free, non-exclusive, non-transferable (with the exception of transfer to Participants) license to use such Deliverables (and any Pre-existing Works forming part of the Deliverables) for Philips’ own business use and for the purposes for which they were delivered but Philips will not provide these Deliverables or copies of them to any third party unless specifically agreed otherwise in writing.

8.04 Consultant shall not sell, deliver or otherwise make available, directly or indirectly, any and all of the Deliverables to any third party, except for any Pre-existing Works contained in or forming part of any Deliverable.

8.05 Consultant warrants that the Services, Deliverables and other information performed or supplied pursuant to a Purchase Order or Additional Purchase Orders will not infringe or violate any patent, copyrights, trade secret, or any other industrial or intellectual property right of any third party, and Consultant shall indemnify and hold Philips harmless from and against any loss, cost, liability or expense arising out of any infringement of any of said rights, provided that Philips gives Consultant prompt written notice of any such claim (provided however, any failure or delay in providing such notice shall not relieve Consultant of its indemnity obligation except to the extent that defense of the claim or cause of action is prejudiced) and allows Consultant to control the defense and related settlement negotiations thereof.

8.06 Philips warrants that any intellectual property and other information performed or supplied by Philips pursuant to a Purchase Order will not infringe or violate any patent, copyrights, trade secret, or any other industrial or intellectual property right of any third party, and Philips shall indemnify and hold Consultant harmless from and against any loss, cost, liability or expense arising out of any infringement of any of said rights, provided that Consultant gives Philips prompt written notice of any such claim (provided however, any failure or delay in providing such notice shall not relieve Philips of its indemnity obligation except to the extent that defense of the claim or cause of action is prejudiced) and allows Philips to control the defense and related settlement negotiations thereof.

8.07  In addition to the rights granted in Article 7.11 above, Consultant shall hereby in no way be precluded or limited from providing consulting services and/or developing software or materials for itself or other clients, irrespective of the possible similarity thereof to materials which may be delivered to Philips. It is explicitly understood that the above specifically excludes any of Philips’ Confidential Information used in, collected or otherwise obtained pursuant to the execution of a Purchase Order or Additional Purchase Orders, which Confidential Information shall at all times remain proprietary to Philips.

8.08 Consultant shall secure from Consultant’s Personnel the intellectual property rights required for Consultant to comply with its obligations hereunder.

Article 9 - Consultant’s Personnel

9.01 Consultant shall ensure that Consultants’ Personnel shall adhere to such undertakings as Philips may request including without limitation the premises’ rules and procedures and the confidentiality obligations contained in Article 7 hereof. Consultant’s Personnel shall sign a document specifying such undertakings at Philips’ first request prior to the assignment of Consultant’s Personnel to a Project or a Purchase Order hereunder.

9.02 Consultant undertakes that Services shall be executed by reliable, adequately trained, experienced, skilled and expert personnel in adequate number and in sensible continuity in accordance with the Purchase Order and confirmation thereof, and Consultant shall exert its best efforts to ensure that Consultant’s Personnel will implement same and will not be taken away from performance of the applicable Services. However, if it is unavoidable that Consultant’s Personnel will be substituted, Consultant hereby confirms that any replacement person it suggests will have at least comparable training, experience, expertise, skill and reliability. Such replacement person may be assigned to the performance of the Services in accordance with the terms hereof. Philips has the right to refuse on an individual basis any of Consultant’s Personnel if Philips has reason to believe that such person’s respective performance and/or capabilities are not adequate and shall inform Consultant of same within one (1) month of starting date of such Consultant’s Personnel.

9.03 In the event that any of Consultant’s’ Personnel (a) commits any breach of his obligations in accordance with these terms and conditions or a Purchase Order, (b) commits a breach of the provisions of the undertakings referred to in Article 9.01 hereof, or (c) in any way misconducts himself either on Philips’ premises or elsewhere, then Philips, in its sole discretion, may forthwith preclude said person from admission to Philips’ premises and from provision of Services. In such event, Philips shall notify Consultant immediately stating the reasons for such preclusion, and Consultant shall provide a replacement person if Philips so requests.

9.04 Consultant shall use its reasonable best efforts to replace persons unable to work through illness or departure by other adequately trained, experienced, skilled and reliable personnel in such a manner that the applicable Purchase Order or Additional Purchase Order time schedule is not jeopardized.

9.05 Replacement of Consultant’s Personnel performing Services at Consultants’ initiative or due to any of the circumstances as described in this Article 9 shall be subject to a period of two (2) weeks time to get acquainted with the Project. During such period, Consultant shall not charge any fees for such Services.

Article 10 - Premises, Furniture, and Equipment

10.01 Philips hereby agrees to maintain the leasehold (the “Lease”) of the premises located at 489 Fifth Avenue, New York, New York (the “Premises”) through December 31, 2008 (the “Expiration Date”), and to permit Consultant and Consultant’s Personnel to use such Premises as it is currently occupied and used by SIG at no cost.

10.02 If for any reason whatsoever Consultant can no longer use the Premises prior to the Expiration Date (the “Premature Lease Termination Date”), then Philips agrees that the consideration to be paid to Consultant in the Purchase Order shall be increased through the Expiration Date by an amount of money equal to the total rental cost of a lease for a new premises of like kind, taking into account square footage, location and prevailing market conditions together with all additional associated costs, including broker’s fees, moving fees and legal fees incurred in obtaining such new premises. Notwithstanding the foregoing, Philips agrees that from the Expiration Date to the end of the Term of this Agreement, as amended and extended over time, that the consideration to be paid to Consultant in the Purchase Order shall be increased by the total rental cost of a lease for a new premises of like kind, taking into account square footage, location and prevailing market conditions.

10.03 While working at the Premises, Consultant hereby agrees to use and occupy the Premises only for the use permitted in the Lease and this Agreement, for Consultant’s business and in no other manner and for no other purpose. Consultant shall not create or suffer a nuisance upon the Premises or use or permit the use of the Premises for any extra-hazardous activities. Consultant shall maintain the Premises in good working condition, shall deliver possession of the Premises to Philips broom clean, vacant and in the same condition as of the Commencement Date, reasonable wear and tear accepted either upon the Expiration Date or the Premature Lease Termination Date; and shall not do, or permit to be done with respect to the Premises, anything that would constitute a breach or violation of any term, covenant, or condition of the Lease or other default under the Lease. Consultant shall not install any exterior signage indicating their occupancy of the Premises.

10.04 Philips agrees to permit Consultant and Consultant’s Personnel to use and have access to all of the equipment and furniture set forth in Annex 5 hereto, located at the Premises (“Furniture and Equipment”) in connection with the Services rendered hereunder. Philips hereby grants Consultant an irrevocable option to purchase from Philips the Furniture and Equipment for $1. The Option period shall begin on the earlier to occur of (i) the termination of this Agreement as set forth in Article 14, (ii) the Expiration Period, or (iii) the Premature Lease Termination Date and shall end on the third year anniversary of this Agreement.

Article 11 - Non-solicitation

11.01 Except as set forth in Article 6 and Article 11.02 hereof, for a period of one (1) year after the termination of this Agreement, neither Consultant nor Philips will solicit for employment such other’s employee(s) that are related to or involved in rendering Services pursuant to the Purchase Orders (“Related Personnel”). For the purposes of this Article 11 “solicit” shall include any act intended or calculated to result in an employee leaving his/her employment but shall exclude any of the following activities:

(i)  Advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available to the general public;

(ii)  Participating in any hiring fair or similar event open to the public and not targeted at said employees;

(iii) Use of recruiting or employee search firms that have been instructed and agreed in writing not to solicit any said employee; and

(iv) Negotiating with and/or offering employment to any employee who initially contacts such entity solely as a result of any of the activities included in clauses (i) to (iii) above.

11.02 In the event that either Party wants to solicit any of the other Party’s Related Personnel, the soliciting Party shall submit a prior written request for consent to the other Party and such consent shall not be unreasonably withheld.

Article 12 - Permits, Licenses, Visas

12.01 If and to the extent Consultant requires any licenses, permits, registrations or other authorizations of any governmental or semi-governmental body, agency, or organization in connection with the execution of Services, Consultant shall obtain such licenses, permits, registrations, and other authorizations and Consultant shall indemnify and hold Philips harmless from and against any claims of such governmental or semi-governmental bodies, agencies or organization or of any other third parties relating to the omission of Consultant to obtain such licenses, permits, registrations and other authorizations.

12.02 Consultant warrants and agrees that it will not assign to perform any Services under any Purchaser Order to any individual who is an unauthorized alien under the Immigration Reform and Control Act of 1986 or its implementing regulations. Consultant shall indemnify and hold harmless Philips from and against any and all liabilities, damages losses, claims or expenses (including attorneys’ fees) arising out of any breach by Consultant of this Article. In the event any Consultant's Personnel working under any Purchase Order are discovered to be unauthorized aliens, Consultant will immediately remove such individuals from the performance of their work and replace such individuals with individuals who are not unauthorized aliens.

Article 13 - Liability

13.01 Consultant is responsible and will arrange at its own expense for sufficient insurance coverage against the financial consequences of third party liability, illness, accidents, and the like. Upon request, Consultant shall provide Philips with written evidence of such insurance.

13.02 Philips shall not be held liable to Consultant for any damage or injury sustained by Consultant or Consultant’s Personnel while or as a result of being on Philips’ premises unless arising from any act of negligence, gross negligence or willful conduct by Philips or its personnel.

13.03 Consultant shall indemnify and hold Philips, its officers, agents, and personnel harmless from any loss, damage, injury, liability, or claims including damage to person or property arising from negligence of Consultant, Consultant’s Personnel, and its agents while engaged in the performance of Services to the extent the same is not caused by any act of negligence, gross negligence or willful misconduct on the part of Philips, its officers, agents, or personnel or anyone engaged by Philips other than Consultant and Consultant’s Personnel.

13.04 Philips shall not be held liable to Consultant for injuries and/or damages incurred by or to Consultant’s Personnel in connection with business trips undertaken by them unless arising from any act of negligence, gross negligence or willful conduct by Philips or its personnel.

13.05 Consultant and any subcontractor that provides or performs any of the Services shall maintain and keep in force, at its own expense, the following minimum insurance coverage and minimum limits:

(i) workers’ compensation insurance, with statutory limits as required by the various laws and regulations applicable to the employees of Consultant and any subcontractor that provides or performs any of the Services;

(ii) employer’s liability insurance, for employee bodily injuries and deaths, with a limit of one million dollars ($1,000,000) each accident;

(iii) commercial general liability insurance, covering claims for bodily injury, death and property damage, including premises and operations, independent contractors, products, services and completed operations (as applicable to the Services), personal injury, contractual, and broad-form property damage liability coverage, with limits as follows: (1) occurrence limit of one million dollars ($1,000,000) for bodily injury, death and property damage, one million dollars ($1,000,000) for products and completed operations and two million dollars ($2,000,000) combined aggregate; and

(iv) Excess or umbrella liability with a minimum limit of liability of not less than five million dollars ($5,000,000) per occurrence.

Consultant will provide Philips with a certificate of insurance evidencing the above policies. Philips will be named as an additional insured with respect to the Commercial General Liability policy. There shall be no material changes or cancellation of such insurance without thirty (30) days prior written notice to Philips. Consultant shall be responsible for payment of any and all deductibles and coinsurance provisions from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by Consultant pursuant to these terms and conditions shall be primary coverage regardless of whether or not Philips has similar coverage. In addition, all policies, including the workers’ compensation policy shall contain a waiver of subrogation in favor of Philips. Consultant and its subcontractors shall not perform under the Agreement without the prerequisite insurance. Upon Philips’s request, Consultant shall provide Philips with certificates of such insurance including renewals thereof. Insurance policy limits shall not affect the limit of liability of Consultant or its subcontractors.

13.06 If Consultant is providing Services in a recognized profession, Consultant shall carry the standard forms of insurance for that profession with a limit of two million dollars ($2,000,000).

Article 14 -Option to Reduce Services; Termination

14.01 Philips may at any time after December 31, 2008, with or without cause and in its sole discretion give one hundred twenty (120) days written notice to Consultant to reduce the Services by up to twenty-five percent (25%) and the Parties will adjust the fees payable hereunder accordingly.

14.02 In addition to other rights set forth in this Agreement, the non-defaulting Party may terminate this Agreement at any time if: (i) the other Party breaches any material term or condition of this Agreement and fails to cure such breach within ten (10) days after receipt of written notice of the same; (ii) the other Party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, assignment for the benefit of creditors or similar proceeding; or (iii) the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, assignment for the benefit of creditors or similar proceeding, if such petition or proceeding is not dismissed within thirty (30) days of filing.

Article 15 - Governing Law and Disputes

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any principle of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods is hereby expressly excluded. If a dispute arises with respect to this Agreement, either Party shall, at any time prior to the initiation of arbitration, submit the dispute to either a sole mediator selected by the Parties or to mediation by the American Arbitration Association (AAA). If not thus resolved, the dispute shall be referred by either Party to a panel of neutral arbitrators selected in accordance with the commercial arbitration rules of AAA for binding arbitration. The arbitration shall be held in New York City, New York and shall be governed by the United States Arbitration Act. A court of competent jurisdiction may enter the arbitration decision as a judgment. The arbitrators shall not be empowered to limit, expand or modify this Agreement. A request by a Party to a court for interim protection shall not affect either Party's obligation hereunder to mediate and arbitrate. On motion, the arbitrators may order limited discovery, but in determining whether to permit discovery shall balance the benefit of the requested discovery against the burden on the Party against whom discovery is sought. Each Party shall bear its own expenses and an equal share of all the costs and fees of mediation and/or arbitration. Any mediator or arbitrator shall be competent in the legal and technical aspects of the subject matter of this Agreement. The content and results of mediation and/or arbitration shall be held in confidence by all participants, each of whom will be bound by an appropriate confidentiality agreement. Nothing herein shall preclude either Party from seeking interim equitable relief from a court of competent jurisdiction.

Article 16 - Subcontracting

16.01 In the event that Consultant intends to subcontract the Services to be performed under a Purchase Order, then Consultant shall provide to Philips prior written notice of any such intention to subcontract, and Philips shall have the right to approve or disapprove or provide no comment/answer at all in response to such written notice. Philips shall have the right to recommend a sub-contracting party in those situations where subcontracting is being proposed by Consultant

16.02 Consultant shall remain liable for the acts of its sub-contracting parties whether or not Philips approved or recommended or declined to comment on the selection of a sub-contracting party. Any subcontracting shall remain what is commonly referred to as “invisible” to Philips; Philips shall deal exclusively with Consultant. Consultant is responsible for delivery of the total package of agreed Services to Philips at all times.

Article 17 - Sustainability

17.01 Consultant’s execution of this Agreement evidences Consultant’s present compliance, and continuing commitment to adhere to the Royal Philips Electronics Supplier Sustainability Declaration (the “Sustainability Declaration” which adopts and incorporates the Electronics Industry Code of Conduct (the “EICC”). The Sustainability Declaration and EICC may be amended from time to time can be found at http://www.medical.philips.com/supplyworld/.

17.02 This Agreement is not a list of all content limitations or restrictions that may be applicable. Consultant’s compliance with this Agreement does not limit Consultant’s obligation to comply with applicable laws and with Philips’ country-specific sustainability requirements.

17.03  Philips will have a right, at its sole cost and expense, of audit to verify compliance with this Article 17. Such audit can either be conducted by employees of Philips or by independent auditors.

17.04 Any audit will be announced at least ten (10) working days in advance and shall be conducted during normal business hours. Any audit performed by Philips shall not give, or be construed as giving, Consultant any right which Consultant would not have in the absence of such audit.

17.05 Any non-compliance with this Article 17 shall be regarded as a material breach as referred to in Article 14.01.

Article 18 - Miscellaneous

18.01 Assignment. Neither Party may assign any Purchase Order or delegate any of its rights or duties without the prior written approval of the other Party (except for assignments or delegations among Philips and its Participants). Any attempted assignment or transfer, whether voluntary or by operation of law, made in contravention of the terms hereof shall be void and of no force and effect. Except as otherwise provided herein, these terms and conditions and the Purchase Order terms shall inure to the benefit of, and shall be binding upon, the Parties and permitted successors and assigns.

18.02 No Third Party Rights. Nothing in this Agreement shall give rise to any rights in any person or entity that is not a party to this Agreement.

18.03 Independent Contractor. Nothing in this Agreement shall in any way be construed to constitute either Party as the agent, employee, or representative of the other. Each of the Parties acknowledges that in performing its obligations under this Agreement it is an independent contractor, without any authority or right to act in the name of the other except as expressly provided herein. Neither Party shall have the authority to conclude contracts for, on behalf of, or in the name of the other, or otherwise to bind the other to any legal obligation or undertaking, or to represent to any third parties that it has such authority, or purport to attempt to exercise any such authority in violation of this Agreement. Neither Party nor its employees (including its third party contractors) shall be entitled to any benefits provided by the other Party to its employees.

18.04 Notices. All notices provided in connection with any Purchase Order shall be in writing and shall be delivered by Federal Express or other reputable courier service or by mail, postage prepaid, certified or registered, return receipt requested. Each notice shall be addressed to the Party at the address set forth on the Purchase Order or at such other address as a Party shall provide by notice to the other Party. Notice shall be deemed effective one day after sending, except in the case of delivery by mail, which shall be deemed effective three days after sending.

If to Philips:

Philips Electronics North America Corporation
Attention: General Counsel
1251 Avenue of the Americas
New York, NY 10020

With a copy to:
Philips General Purchasing
Attention:
Address
Phone
Fax

If to Consultant:

Consultant
Attention:
Address
Phone
Fax

With a copy to:

Consultant
Attention:
Address
Phone
Fax

18.05 Survival. Articles 1, 7, 8, 11, 13.03, 14.01, 15, and 18 shall survive the expiration or termination of this Agreement or the applicable Purchase Order.

18.06 Counterparts. Purchase Orders may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Any facsimile copy of a signed counterpart shall be treated the same as a signed original.

18.07 Waivers. No waiver shall be effective unless it is in writing, signed by the Party against which the waiver is claimed. The failure of either Party to require performance under any provision of a Purchase Order or these terms and conditions shall in no way affect the right of such Party to require full performance at any subsequent time, nor shall the waiver by either Party of a breach of any provision of a Purchase Order or these terms and conditions constitute a waiver of any succeeding breach of the same or any other provision.

18.08 Entire Agreement. This Agreement, together with the annexes attached hereto and such other documents incorporated therein by reference, shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior representations, negotiations, writings, memoranda and agreements, either oral or written, with respect thereto.

The following documents shall be deemed to form and be read and construed as integral part of this Agreement:

* Annex 1: Pricing Structure
* Annex 2: Statement of Work + Purchase Orders
* Annex 3: Acceptance Procedure
* Annex 4: Mutual Non-Disclosure Agreement
* Annex 5: Furniture and Equipment

If any conflict appears between the terms and conditions of this Agreement and any of the above documents, the terms and conditions contained in the body of this Agreement shall prevail.

18.9 Amendment, Modification. No modification, variation, supplement or amendment of a Purchase Order or these terms and conditions shall be of any force unless it is in writing and has been signed by both of the Parties.

18.10 Headings. Titles of sections and subsections are for convenience only and neither limit nor amplify the provisions hereof.

18.11 Severable. If any one or more provisions hereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties agree to negotiate in good faith, in order to replace the invalid provisions with valid provisions that conform as closely as possible to the economic and commercial intent of the invalid provisions.

18.12 Force Majeure. In the event of a Force Majeure situation (as defined hereinafter) the Party being delayed thereby shall inform the other Party to any Purchase Order hereunder as soon as possible but in any event within ten (10) days after the commencement of such Force Majeure situation specifying the nature of the Force Majeure situation as well as the estimated duration thereof.

In the event the Force Majeure situation continues for a period of more than thirty (30) days, then either Party is entitled to terminate such Purchase Order affected thereby by simple notice in writing and without either Party being liable for damages towards the other Party. If the affected Party does not wish to terminate the Purchase Order in accordance with the above, the respective Parties’ rights and obligations will be suspended and a new time schedule shall be agreed upon between the Parties. “Force Majeure” shall be understood to mean and include damage or delay caused by Acts of God, acts or regulations or decrees of any government (de facto or de jure) natural phenomena such as earthquakes and floods, fires, riots, wars, freight embargoes, lockouts or other causes whether similar or dissimilar to those enumerated above unforeseeable and beyond the reasonable control of the pertaining Parties and which prevent the total or partial carrying out of any obligation under a Purchase Order.

18.13 Limitation of Liability. Philips' total liability arising out of this Agreement shall be limited to the aggregate value of the fees paid and to be paid by Philips to Consultant under this Agreement or any Purchase Order hereunder. IN NO EVENT SHALL PHILIPS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS, IRRESPECTIVE OF THE WAY IN WHICH SUCH DAMAGES MAY ARISE, EVEN IF PHILIPS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations of Article 18.13 will not apply to claims by either Party for bodily injury or damage to real property or tangible personal property for which the other Party is legally liable.

18.14 Excluded Provider. If Consultant is providing any healthcare related Services, Consultant represents and warrants that it, and, to the best of its knowledge, its employees and subcontractors providing the Services are not debarred, excluded, suspended or otherwise ineligible to participate in a federal health care program, nor have they been convicted of any health care related crime (an "Excluded Provider"). Consultant shall promptly notify Philips in writing in the event that it or it becomes aware that any of its employees or subcontractors providing the Services has become an Excluded Provider. Philips may terminate the Agreement upon written notice to Consultant if Consultant, or any of its employees or subcontractors providing the Services becomes an Excluded Provider. Provided, however, that Philips shall not have the right to terminate the Agreement if (i) the event relates to an employee or approved subcontractor providing Services and (ii) Consultant promptly replaces that service provider with one who is not an Excluded Provider.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

PHILIPS ELECTRONICS NORTH AMERICA CORPORATIONCONSULTANTSIGNATURE
PRINT NAME
TITLE
DATE

PHILIPS
SIGNATURE /s/ Kendric M. Anderberg

PRINT NAME Kendric M. Anderberg
TITLE SVP- Chief Information Officer
DATE 2 October, 2007

PHILIPS
SIGNATURE /s/ Thomas H. Kirkland

PRINT NAME Thomas H. Kirkland
TITLE SRVP Customer Service North America
DATE 1 October, 2007

Annex 1 - Pricing Structure

Task and deliverables
In the attached spreadsheet there are details of each activity provided by HSS, included are proposed end dates for services. At this stage the end dates are plans in place and updating of these plans will take place via the regular scheduled meetings (referred to in the next section). It is expected that some of these services will be transferred to PMS while others will be superseded by internal technology development inside PMS.

A copy of the project listing from the excel file is provided below for reference.

ref #	Application Name	Brief desc.	Day 1 = date of transfer to HSS	Day 2 = date of transfer to Philips	PMS Business Owner current
			MM/DD/YY	MM/DD/YY
[***]

[***] Confidential Treatment Requested.

Payment of Fees
Fees related to the preceding deliverables are [***]. A purchase order for this activity will be drawn up on the Philips side by the central Information Technology department.

A separate PO will be created for the value of $[***], this will be billed [***] under the agreed payment terms and conditions. This is to cover the development, deliver and deployment of the [***] development listed in the attached project list. This is called out separately on request of North American Sales and Service for tracking purposes.

[***] Reporting for these areas in terms of status and issues must be provided separately as described below in Annex 2 (SOW).

No further SOW to be drawn up with Philips except via the Information Technology department.

Subject to the Limitation set forth in Article 14.01 of the Agreement, In the event a service is to be transferred prior to the end of the overall contract an amount will be reduced from the overall contract amount and amortized over the remaining contract period. This amount will be calculated based on number of staff engaged in the specific area and the remaining contract time

[***] Confidential Treatment Requested

Annex 2
Statement of Work

HSS Consultancy, LLC provision of IT services and support to Philips Medical Systems.

Table of Contents
Outline	27
Task and deliverables	27
Managing	28
Responsibilities	29
Payment of fess	29

Outline
This statement of work (SOW) refers to the services and support provided by HSS Consultancy, LLC. (HSS) to Philips Medical Systems (PMS) in the area of Information Technology (IT) deliverables. The SOW is designed to outline the activities and deliverables for the duration of the contract and outline conditions for transfer of services to PMS at dates to be determined.
This is the SOW referred to in that certain Information Technology Consultancy Agreement, dated October 1, 2007, executed between HSS and Philips Electronics North America Corporation (the “Consultancy Agreement”).

Task and deliverables - Shall be set forth in Annex 1 Pricing Structure

The services are broken into 2 areas.
1.
Projects: If an area has a project running this is indicated on the spreadsheet along with the project manager and PMS business owner. Each project is managed by HSS with reporting back to PMS IT and PMS relevant business management. Deliverables are described separately per project in standard specification and work package documents. Variation to these projects for whatever reason must be cleared with the monthly management meeting as detailed in the next section.

2.
Support: If an area is in production it is indicated in the spreadsheet under column support in place Y/N. For support the PMS business owner is also listed. Support for applications is provided on a service level agreement basis for each application. It is possible that support is multi leveled and occurs inside PMS along with HSS in this case the level and location of support is also outlined. To be specific there are the following areas that must be focused on as part of support;

a.	Provision of level 2 and level 3 support for all outsources projects under HSS control.

b.	Provision of all necessary training and rollout management for all outsourced projects under HSS control.

c.	Provision of training to level 1 customer service team currently based in Atlanta.

d.	Provision of sales support to the North American Philips organization team for deployment of developed applications.

Managing
There will be 4 prime levels of management for this relationship. Informal contact will also occur with individuals per project or support level thus this is not meant to be an exhaustive list rather this is a minimum amount of governance to cover this SOW.
1.
Project Management: Within a project the PMS project manager along with his/her HSS counterpart will organize regular meetings to discuss progress against plans. It is estimated these meetings would be monthly in nature but may be more frequent dependant on the work being carried out.

2.	Support Levels: Metrics will be provided against the SLA’s in place per application supported, reported via the internet for PMS to view and pull information as needed.

3.
Monthly Service Update: There will be a phone conference organized on a monthly basis by PMS IT. In attendance will be representatives from the following organizations. HSS, PMS IT, PMS Global Customer Service and PMS North American. This meeting will consist of a service update from the HSS representative covering all applications in project or support. The update will show status, current issues, and actions required by any of the parties present. It is anticipated that if the preceding two areas are functioning well that this meeting can be limited to 1 hour in length, however longer meeting times will be established initially to embed the activity.

4.
Quarterly Review: There will be a face-to-face meeting held once a quarter also with representatives from the organizations mentioned previously. This will be a longer update (est. ½ day) to update in detail on projects, support levels and PMS activities that effect this statement of work. During the first quarterly review, the parties agree to create an extensive SOW.

Responsibilities
Both PMS & HSS have responsibilities as part of this SOW as follows:
PMS: Adherence to the service policies in place today with the PMS Service Innovation Group. Providing timely specifications and support to enable the complete delivery of projects. Resources as necessary for testing of solutions.
HSS: Delivery according to specification of IT solutions. Delivery of support as per described SLA’s. Resources as needed to train and deploy solutions, this will be based on a project by project basis.

Detailed responsibilities are outlined in the specifications, project descriptions & SLA’s.

Payment of fees - Shall be set forth in Annex 1 - Pricing Structure

Annex 3: ACCEPTANCE PROCEDURE

Consultant shall submit the Deliverables of each Project to Philips or applicable Participant to enable Philips/Participant to carry out the acceptance test in accordance with this Agreement and the terms contained in the pertaining Purchase Order. Unless specifically stated otherwise, each Deliverable shall require Philips/Participant’s approval in writing that the work performed, or part thereof, meets the requirements as agreed with Consultant in the Purchase Order. In case no such approval has been granted, the Parties will work together in good faith to resolve the issues relating to the Deliverables.

In developing software within the scope of a Project, Consultant shall apply standards, programming languages, development methods, and tools as are generally accepted in the software industry and will facilitate programming and cost-efficient future development, customizing and maintenance of such software.

Prior to delivery of the agreed Deliverables to Philips, Consultant shall submit the Deliverables to a system test in order to determine whether the Deliverables function according to the requirements and specifications as set out in the Purchase Order. Said testing shall be executed both on each of its constituting parts and on the Project Deliverables in total.

Philips/Participant and Consultant will jointly draft a test plan for each Project under this Agreement, which will include the features to be tested, the input required to exercise these features, and a test schedule. This test plan is subject to approval by Philips/Participant.

During a period of thirty (30) days following delivery of the agreed Deliverables, Philips shall carry out the test plan in order to test the functions set forth in the requirements and/or specification as agreed upon in the Purchase Order. During this period, Philips/Participant will notify Consultant in writing of any errors/defects discovered in the Deliverables by means of a sufficiently detailed problem report. Consultant shall remedy such errors/defects in the Deliverables without delay but in any event within thirty (30) days after receipt of notification either by making correction or by providing replacement copies. After said delivery of such remedy the aforementioned thirty (30) day test period for such remedied Deliverable under the terms and conditions of verification and remedy as set out above shall apply.

Upon finalization of the tests as referred to above, and provided Philips/Participant is fully satisfied that the Deliverables conform to the requirements and specifications as set out in the Purchase Order, Philips/Participant will sign and issue to Consultant an acceptance document to evidence its acceptance of the tested Deliverables.

Notwithstanding the foregoing, no notice of errors or defects, failure to provide notice of errors or defects, or acceptance of Deliverables by Philips shall relieve Consultant of any warranty obligations arising under any Purchase Order.

Annex 4: MUTUAL NON-DISCLOSURE AGREEMENT

“PENAC”

PHILIPS ELECTRONICS NORTH AMERICA CORPORATION
1251 Avenue of the Americas
New York, New York 10020

“Consultant”

Business Entity: Delaware corporation

Contact Person:

Phone:
Phone:
Fax:
Fax:

Effective Date: October 1, 2007

Disclosure Period: One (1) year period beginning on the Effective Date and ending on the day immediately prior to the first anniversary of the Effective Date.

Confidentiality Period: Three (3) years beginning on the Effective Date and ending on the day immediately prior to the third anniversary of the Effective Date.

Purpose: To provide consultancy services.

PENAC and Consultant, each having its respective place of business address set forth above, hereby enter into this Non-Disclosure Agreement, effective as of the Effective Date. Included in the definition of PENAC are its subsidiaries and Participants that have a need to know the Information disclosed by the disclosing party or on whose behalf Information is being disclosed to the receiving party.

1. Mutual Benefit. PENAC and Consultant, for their mutual benefit, desire to disclose to each other certain Information (defined in Paragraph 2 below) for the Purpose.

2. Definition of Information. Information shall mean all business and technical information, including but not limited to product pricing, specifications, designs, plans, drawings, software, data, prototypes, customer information, marketing, financial or other business information, promotional plans, and other information which are proprietary or confidential to the disclosing party or to a third party, and all copies and derivatives thereof from which such information is discernible. Information may be in any form or medium, tangible or intangible, and may be communicated in writing, orally, through visual observation, electrical, optical, or magnetic media, or otherwise. Information disclosed in tangible form will be subject to this Agreement if it is clearly labeled as "Proprietary" or "Confidential." Information disclosed in other than tangible form will be subject to this Agreement if it is identified as proprietary or confidential at the time of disclosure, and is summarized in a writing delivered to receiving party’s contact person identified above, by mail or by facsimile, within thirty (30) days of such disclosure.

3. Restricted Use of Information During Confidentiality Period. This Agreement applies to Information disclosed during the Disclosure Period. The receiving party agrees that for the Confidentiality Period: receiving party shall (a) use the Information only for the Purpose, (b) hold the Information in a secure location and in confidence, (c) reproduce Information only to the extent essential to fulfilling the Purpose, and (d) not disclose Information to any third parties, without the prior written consent of the disclosing party and only to those employees or representatives who are on a need to know basis for the Purpose and who are also under a similar duty of confidentiality as required herein. Upon the disclosing party’s written request, receiving party shall either return to disclosing party all the Information or shall certify to disclosing party that all media containing Information have been destroyed.

4. Restriction Does Not Cover. The foregoing restrictions on receiving party’s use or disclosure of Information shall not apply to Information that receiving party can demonstrate: (a) was independently developed by or for receiving party without reference to the Information, or received without restrictions; or (b) has become generally available to the public without breach of confidentiality obligations of receiving party or another party; or (c) was in receiving party’s possession or was known by receiving party without restriction at the time of disclosure. Each party understands that the other party may develop systems, software, components and/or other items (“Products”) similar or related in functionality to the other party’s Products, provided that the requirements of this Agreement are observed. Each party agrees that inclusion or embodiment of ideas, concepts and techniques in Information furnished by the other party hereunder shall not preclude the first party’s independent development of Products or generic requirements containing or embodying similar ideas, concepts and techniques. Access to the disclosing party’s Information hereunder shall not preclude an individual employee of the receiving party who has seen such Information for the purposes of this Agreement from working on future projects that relate to similar subject matters, provided that such individual employee does not make reference to the Information and does not copy the Information during the Confidentiality Period or refer to notes made as a result of access to such Information. Furthermore, nothing contained herein shall be construed as preventing employees of either party who had access to Information from using that information retained as a part of their general skill, knowledge, talent and expertise.

5. Legal Requirement to Disclose. In the event a receiving party is legally required to disclose all or any part of the Information, disclosure pursuant to such legal requirement shall not be a breach of this Agreement if the receiving party: (a) provides the disclosing party with prompt notice of such request(s) and the documents requested thereby so that disclosing party may seek an appropriate protective order and/or waiver of the receiving party’s compliance with the provisions of this Agreement; and (b) consults with disclosing party on the advisability of taking legally available steps to resist or narrow such request; or (c) seeks a protective order covering the Information sought to be disclosed. If in the absence of a protective order or the receipt of a waiver hereunder, receiving party is nonetheless, in the written opinion of its legal counsel, compelled to disclose Information, receiving party may disclose such Information to the requesting tribunal or agency without liability hereunder; provided, however, that receiving party shall if permitted under the law: (i) give disclosing party written notice of Information to be so disclosed as far in advance of its disclosure as is reasonably practicable; (ii) disclose only such portion of Information required to be disclosed; and (iii) use its best efforts to assist the disclosing party in obtaining confidential treatment of Information to be disclosed. Notwithstanding the foregoing, the parties acknowledge that Consultant is a wholly-owned subsidiary of a reporting company under the Securities and Exchange Act of 1934 as amended (the “1934 Act”), and as such has certain reporting obligations pursuant to the 1934 Act. Accordingly, nothing in this Article 5 shall prevent or prohibit Consultant from meeting its legally binding reporting requirements regarding this Agreement or the Services provided thereunder, including the filing of appropriate documents with the Securities and Exchange Commission and the making of appropriate press releases or announcements related thereto that includes the name of “Philips” therein.

6. Ownership of Information. Except as expressly provided herein, all Information, as between the parties, shall remain the property of the disclosing party. The disclosing party does not grant any license, explicitly or implicitly, under any trademark, patent, copyright, mask work protection, trade secret or any other intellectual property right by disclosing Information to the receiving party or by executing this Agreement. Neither disclosure of Information to the receiving party nor execution of this Agreement constitutes the disclosing party's representation, warranty, assurance, inducement, endorsement or guarantee with respect to freedom from claims of patent, trademark, copyright or trade secret infringement or mask work protection rights or any other intellectual property rights of third parties or of the disclosing party. The disclosing party disclaims all warranties regarding Information it discloses, including all warranties as to the accuracy or utility of such Information. Execution of this Agreement and the disclosure of Information pursuant to this Agreement do not constitute or imply any commitment, promise or inducement by either party to make any purchase or sale, or to enter into any additional agreement of any kind.

7. U.S. Export Requirements. The parties acknowledge that certain product, software and technical Information provided pursuant to this Agreement are subject to United States export laws and regulations and agree that any use or transfer of such items must be authorized by the appropriate United States government agency. Neither party shall directly or indirectly use, distribute, transfer or transmit any item of Information (even if incorporated into other products, software and technical information), except in compliance with United States export laws and regulations; provided, however, that the receiving party shall secure the disclosing party's written consent before any such use, distribution, transfer or incorporation.

8. Arbitration. If a dispute arises with respect to this Agreement, either party shall, at any time prior to the initiation of arbitration, submit the dispute to either a sole mediator selected by the parties or to mediation by the American Arbitration Association (AAA). If not thus resolved, the dispute shall be referred by either party to a panel of neutral arbitrators selected in accordance with the commercial arbitration rules of AAA for binding arbitration. The arbitration shall be held in New York City, New York and shall be governed by the United States Arbitration Act. A court of competent jurisdiction may enter the arbitration decision as a judgment. The arbitrators shall not be empowered to limit, expand or modify this Agreement. A request by a party to a court for interim protection shall not affect either party's obligation hereunder to mediate and arbitrate. On motion, the arbitrators may order limited discovery, but in determining whether to permit discovery shall balance the benefit of the requested discovery against the burden on the party against whom discovery is sought. Each party shall bear its own expenses and an equal share of all the costs and fees of mediation and/or arbitration. Any mediator or arbitrator shall be competent in the legal and technical aspects of the subject matter of this Agreement. The content and results of mediation and/or arbitration shall be held in confidence by all participants, each of whom will be bound by an appropriate confidentiality agreement. Nothing herein shall preclude either party from seeking interim equitable relief from a court of competent jurisdiction.

9. General. This Agreement constitutes the entire agreement of the parties with respect to Information and the parties' respective obligations in connection with Information disclosed hereunder and supersedes all prior oral and written agreements and discussions with respect thereto. Each party intends that a facsimile of its signature printed by a receiving fax machine be regarded as an original signature and agrees that this Agreement can be executed in counterparts. The parties can amend or modify this Agreement only by a writing duly executed by their respective authorized representatives. Either party’s failure to enforce any provision, right or remedy under this Agreement shall not constitute a waiver of such provision, right or remedy. This Agreement and performance thereunder shall be governed by the laws of the state of New York, U.S.A., excluding its conflict of law provisions. Recipient hereby submits to all New York courts of competent jurisdiction.

10. Assignment Rights. Neither party shall assign this Agreement and/or delegate its rights, obligations and liabilities under the Agreement, either wholly or in part, without notice to and consent of the other party; provided, however, that in connection with either party’s sale or transfer of all or substantially all of its assets used in the performance of this Agreement (the “assets”) to any present or future Participant of such party or to another entity, the party disposing of the assets shall have the right to assign the Agreement without the consent of the other party.

11. Captions Are Not a Part of Agreement. The captions of the sections used in this Agreement are only for the purpose of reference and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date set forth below such party’s name.

PHILIPS ELECTRONICS NORTH AMERICA CORPORATION

By:___/s/ Stanley Vashovsky______________________________

Name:___Stanley Vashovsky____________________________

Title:___  Chairman/CEO_____________________________

Date Signed:____10/01/07______________________

By:____/s/ Kendric Anderberg_____________________________

Name:___ Kendric Anderberg____________________________

Title:____SVP Chief Information Officer____________________________

Date Signed:____10/02/07______________________

By:___/s/ Thomas H. Kirkland______________________________

Name: ___Thomas H. Kirkland___________________________

Title:   SRVP Customer Services North America

Date Signed:____10/01/07______________________

Annex 5 -Furniture and Equipment

ITEM	Quantity

Executive Desk	6
Executive Chair	16
Projectors	4
Workbench Desks	33
Standard Chair	36
Large Conference table	1
Small Conference table	2
Book Shelving	9
Credenza units	4
Printer Table	1
Large Shelving unit	2
LaserJet Printer 4250	1
Color LaserJet 8550	1
Printer / Fax	4
LCD Monitors	37
LCD / Plasma TV's	5
Fish Tank	1
Dell Latitude d410	1
Dell Latitude D420	1
Dell Laptop D610	11
Dell Laptop D620	9
Dell Precision 670	6
Dell Precision 690	13
Dell Optiplex gx620	2
Leather Chair	4
Leather Couch	1
Leather Ottoman	1
Photo Copier	1
Podium	1
Whiteboard	2
Servers	9
Server Racks	2
supplemental AC for Servers	1
UPS	1
Ambient Equipment

Dell PowerEdge Servers	Qty.

PE860	1
PE1950	2
PE2950	1
PE2850	1
PE4600	1
PE2650	1
PE2550	7
PE1650	3
PE350	1

Compaq

ML370	1

TOTAL	19